Exhibit 4.9

Notice to U.S. Investors

The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgement.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

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PRESS RELEASE

MERGER OF TELECOM ITALIA MEDIA S.P.A. INTO TELECOM ITALIA S.P.A.

REGISTRATION OF THE DEED OF MERGER

Milan, 29 September 2015

Following the press release of September 25, 2015, Telecom Italia S.p.A. and Telecom Italia Media S.p.A. announce that the registrations of the deed of merger signed on September 25, 2015 have been executed in the Companies Registers of Milan and Rome, respectively on September 29 and September 28, 2015.

The merger will be effective as per the end (11:59 pm) of the day of 30 September 2015.

Telecom Italia Press Office +39 06 3688 2610 www.telecomitalia.com/media Telecom Italia Investor Relations +39 02 8595 4131 www.telecomitalia.com/investorrelations

Telecom Italia S.p.A. – Registered office: Via G. Negri 1, 20123 Milan Tax-code/VAT no. and enrolment in the Milan Business Register: 00488410010 Share capital € 10.723.844.367,85 fully paid up certified e-mail address [casella PEC]: telecomitalia@pec.telecomitalia.it